Exhibit 10.22

PERMANENT EMPLOYMENT CONTRACT

Between:

The UCB N.V. enterprise

Established:
1) registered office:	Researchdreef, 60
1070 Brussels

2) operational office:	Pantserschipstr. 207
9000 Ghent

RSZ:	187-0296537-72
PC:	00207

and

KETSMAN Sabine (°10/15/1977)
residing at	Tweekerkenstraat 17 – 9620 Zottegem

hereinafter called “second mentioned”

the following has been agreed upon:

ARTICLE 1

UCB hires second mentioned, who accepts, for the position of Business Development Assistant

Second mentioned will carry out his work at UCB or at its Group companies.

UCB reserves the right to utilize second mentioned for all the functions, in Belgium as well as abroad, which are in accordance with his abilities and knowledge. When applying this provision, the economic interest of the enterprise and the personal interest of second mentioned will be taken into account.

Second mentioned accepts that UCB can impose on him the obligation to keep residence in the vicinity of the place of employment, if the employment performance requires as such.

Second mentioned accepts, with all the transport means designated for it, for business as well as personal, to undertake travel and relocations that are necessary for the employment.

ARTICLE 2

The implementation of this contract commences on ~~08/16/2000~~. 09/01/2000

It is entered into for an indefinite period with a probationary period of six months.

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ARTICLE 3

For the purpose of remunerating the services and obligations expected in this contract, an amount of 90,000 BEF will be provided every month to second mentioned.

This gross remuneration takes into account the linking of the remuneration to the consumer price index such as is applicable in August 2000.

Insofar as no end to this contract is stated during the probationary period, second mentioned receives a thirteenth month in accordance with the regulation that is in force at UCB.

The remuneration, after deduction of the legal withholdings and the contributions for the group insurance, for which second mentioned is obligated to join, will be remitted to the bank account indicated by second mentioned.

Second mentioned is committed to keeping the amount of his remuneration to himself as strictly confidential.

ARTICLE 4

Second mentioned is committed to strive exclusively for the interest of the enterprise in the performance of his functions and to have no other gainful pursuit, nor to take into operation any trade or enterprise, directly or indirectly, or to provide cooperation to such in any manner, without written permission from UCB in advance.

ARTICLE 5

Second mentioned acknowledges that all the possible results of work activities, studies, research or experiments carried out during the performance of his position, including among others, the discoveries, manufacturing methods, procedures and improvements, are the exclusive property of the Company in which he carries out his work.

This alone has the right to have possession over the results stated above, to have the benefit thereof and, where appropriate, to establish a patent, without the possibility that second mentioned can make any claim to recompense or special compensation as a result.

ARTICLE 6

Second mentioned is committed not to divulge, publish or make known, either directly or indirectly, the confidential manufacturing and business matters of which he has knowledge. In particular, the following must be included: procedures, manufacturing maneuvers, plans, designs, agreements, technical, commercial, accounting and other information.

He will also neglect to commit or take part in any act of unfair competition.

The obligations stated above do not end upon the termination of this contract and continue to enjoin second mentioned, whatever the reason for termination of employment.

ARTICLE 7

When the contract has been terminated after the probationary period, either by UCB for urgent reasons or by second mentioned, without an urgent reason that he can invoke towards UCB, and under the condition that the articles 65 and 86 of the law of July 3, 1978 have been respected with regard to the employment contracts, he takes upon himself the obligation not to complete against UCB and its Group companies, either by directly or indirectly operating at his own expense, or through employment with a different employer.

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Nevertheless, this obligation only regards activities that are similar to those that second mentioned has performed at UCB or its Group companies during the 12 months prior to his termination of employment; the obligation also does not extend further than the Belgian territory, and is limited to a period of 12 months, commencing on the day on which the employment contract ends.

As reciprocation for this obligation, UCB will pay second mentioned a flat rate compensation equal to 12 months remuneration, subject to the possibility for UCB to renounce the competition stipulation in question within a period of 15 days starting from the termination of the contract.

This article is not applicable if second mentioned is a trade representative at the time of his termination of employment.

ARTICLE 8

The taking into effect of this contract depends on:

1) the provision by second mentioned of a certificate of good conduct;

2) the favorable result from the medical examination that second mentioned must undergo at a physician indicated by UCB.

ARTICLE 9

Special conditions:

This contract will take effect as STARTBAANOVEREENKOMST (employment contract for young people) as an application of article 32 of the law of 12/24/1999 for the promotion of work opportunity (see appendix).

Created in duplicate, of which each party declares to have received his own, in Ghent, on 08/01/2000.

Read and approved	U C B,

/s/ Sabine Ketsman	/s/ J.L. Van Hoorde	/s/ Piet Vanderhaeghen

KETSMAN Sabine	J.L. VAN HOORDE	P. VANDERHAEGHEN
The second mentioned	Human Resources Manager	BUMA & Purchasing Director
Ghent

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